Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-121439 and 333-36608) of our report dated April 15, 2013, relating to the consolidated financial statements of N-Viro International Corporation included in this Annual Report on Form 10-K for the years ended December 31, 2012 and 2011.

/s/  UHY LLP

UHY LLP

Farmington Hills, Michigan

April 15, 2013